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                                                                   EXHIBIT 10.35



                                                                      APPENDIX A
                                                                  EXECUTION COPY






                           PURCHASE AND SALE AGREEMENT


         Reference is made to that certain Purchase and Sale Agreement dated September 4, 1998, by and between PIONEER NATURAL RESOURCES USA, INC. ("Pioneer USA"), and COSTILLA ENERGY, INC. ("Costilla"), (the "Prior Agreement"). Pursuant to the Prior Agreement, Pioneer USA agreed to sell and Costilla agreed to purchase Pioneer USA's interest in certain oil and gas leases, agreements, contracts, real property, personal property, equipment and related rights.

         Pioneer USA and Costilla now desire to confirm the replacement and the superceding of the Prior Agreement and enter into this Purchase and Sale Agreement, and to add PIONEER RESOURCES PRODUCING, L.P. ("Pioneer LP") as a Party.

         Pioneer USA, Pioneer LP and Costilla have entered into that Option to Purchase Agreement dated December 16, 1998 (the "Option Agreement").

         For good and valuable consideration and for the mutual covenants herein contained, Pioneer USA, Pioneer LP (the "Seller") and Costilla (the "Purchaser") hereby agree as follows:

                          ARTICLE 1. SALE AND PURCHASE

         1.1. Effective Time. The effective time and date of the purchase and sale contemplated hereby shall be 7:00 a.m. January 1, 1999, at the site of the respective Subject Properties as defined below (the "Effective Time").

         1.2. Sale and Purchase. Subject to the terms and conditions herein contained, at Closing, as defined below, and effective as of the Effective Time, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, accept and receive, the right, title, and interest, if any, of Seller as of the Effective Time [and, as to 1.2(a) below (the "Sale Interest")] in and to the following described assets, less and except the Excluded Assets (the "Assets"):

         (a) the oil, gas and mineral leases and leasehold interests appurtenant to the wells and/or Units described in Exhibit "A" attached hereto and incorporated herein to the extent and only to the extent they cover the lands described on Exhibit C attached hereto together with Seller's interest in any pooled, communitized or unitized acreage to the extent and only to the extent any such interest directly pertains to such wells and lands and all of the rights appurtenant thereto (the


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                  "Subject Properties") (said interests to include all of the lands covered by said leases appurtenant to the wells on Exhibit "A" except in the instance(s) where Seller has retained a well on or other rights or interests in said leases and leaseholds in which event Purchaser shall receive the pro-ration acreage attributable to the affected well(s) listed on Exhibit "A" (or other minimum spacing unit or acreage applicable) or such other lands as Purchaser and Seller may agree, said lands to be described on Exhibit "A" to the Assignment and Bill of Sale.);

         (b) to the extent, and only to the extent, attributable or allocable to the Subject Properties: (1) all wells (including, but not limited to, the wells described in Exhibit "A" and all other oil, gas, injection and water wells whether plugged or unplugged and whether abandoned or not) ("Wells"), equipment, gathering pipelines, gas facilities, gathering systems, gathering, storage, distribution, treating, processing and disposal facilities and tanks, tools, buildings, and all other real or tangible personal property and fixtures which, as to each of the foregoing items, are located on or directly and solely related to the Subject Properties, including, without limitation, items of personal property described in Schedules 1, and 2, to Exhibit "A", and specifically including portable tools, snow vehicles, equipment, inventory, and the vehicles listed on Schedule 5 to Exhibit "A" (collectively, the "Rolling Stock") used exclusively on or exclusively appurtenant to the Subject Properties or the Wells but except as provided above, excluding personal property not solely appurtenant to the Wells and personal property temporarily located on the Subject Properties; (2) all oil, gas, mineral and other hydrocarbon substances produced, saved and sold on or after the Effective Time; (3) to the extent the same are assignable or transferable by Seller, all orders, contracts, title opinions and documents, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, division of interest statements, participation agreements, gas purchase, sale transportation and processing agreements and all other agreements and instruments; (4) all surface leasehold and surface fee estates (but only to the extent overlying and within the boundaries of the lands comprising the Subject Properties or exclusively appurtenant to or exclusively held and exclusively used in connection with the operations of the Subject Properties), easements, rights-of- way, licenses, authorizations, permits and similar rights and interests, limited by and subject to the rights, conditions and restrictions of third parties; (5) to the extent assignable and limited by and subject to the rights of third parties, lease files, land files, operating files, well files, oil and gas sales contract files, gas processing files, logs, test data, production histories, division order files, abstracts, title files and materials, and all other books, files and records (the "Records"), and all rights thereto, limited by and subject to the rights of third parties; (6) all other rights, privileges, benefits and powers conferred upon the owner and holder of interests in the Subject Properties;
                  (7) all other interests in oil, gas and other minerals of whatever nature directly appurtenant to the Subject Properties, including, without limitation, all fee mineral and royalty interests, reversionary interests, farmout rights and overriding royalty interests; (8) a license, on Seller's customary terms,




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                  to all existing seismic and geophysical raw data possessed by
                  Seller on the Effective Time, wholly owned by Seller, to the extent and only to the extent covering the area directly within the boundaries of the Subject Properties or within one mile of the Subject Properties (but only to the extent it does not cross over onto the boundary of a retained interest of Seller or an Excluded Asset) and only to the extent permitted by the applicable agreements and subject to all rights of third parties and all conditions or restrictions imposed by said third parties.

         (c) to the extent and only to the extent necessary for the ownership, use or development of the Subject Properties and limited by and subject to the rights of and conditions or restrictions imposed by third parties and applicable agreements, the concurrent, nonexclusive right of ingress and egress with respect to the fee, fee mineral, leasehold and royalty retained or owned by Seller in the area of the Subject Properties.

         (d) the wells, real or personal property (or mixed property), interests, assets, facilities or equipment identified on Exhibit "A", Schedules 1, 2, 3, 4, 5 or 6, which may or may not be expressly included in the engineering data previously furnished to Purchaser but which constitute a part of the Subject Properties and those interests, assets, facilities and equipment appurtenant to the Subject Properties but which are identified subsequent to the Execution Date by and placed on Exhibit "A" or any of the Schedules listed immediately above prior to Closing by Seller.

         (e) the interests described on Exhibit "A-I" attached hereto when offered by the owners thereof prior to Closing shall be purchased by Purchaser at Closing for a value proportionate to the allocated value of Seller's related interest in said Asset, whether or not such interests are acquired by the Seller on or prior to Closing, unless such interests are subject to material defects in title, excluding Permitted Encumbrances, which have arisen entirely after the Execution Date , and Purchaser so advises Seller no later than 10 Business Days prior to closing, in which case, at Seller's sole option, (i) such affected interest shall be excluded from the Assets or (ii) the value with respect to such interest shall be reduced by the lesser of the cost to cure said defect or the said defect value not to exceed the proportionate allocated value for said interest and such interest shall be conveyed to Purchaser at Closing as part of the Assets. All such interests acquired by Purchaser shall be deemed to be a part of the Sale Interest and subject to the terms of this Agreement for all purposes and the Purchase Price shall be increased at Closing by the amount allocated to such acquired interests.

         (f) the undeveloped leasehold identified in Exhibit A and more fully described on Schedule 4 to Exhibit "A" together with all contract rights, personal property or other rights directly related thereto to the extent assignable, and subject to and limited by the rights of third parties and Related Agreements.

         (g) the domestic U.S. mineral interests, royalty and overriding royalty interests to the extent covering lands outside the areas, land, counties, or parishes in the states




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                  described on Exhibit E, with Seller expressly retaining, among other things, all right, title and interest in the domestic U.S. mineral interests, royalty and overriding royalty interests inside the areas, land, counties, or parishes in the states described on Exhibit E, (with such retained interests of Seller referred to as the "Excluded Minerals", with Excluded Minerals being considered Excluded Assets for purposes of this Agreement) provided, however, as to such Excluded Minerals should any land ultimately and specifically described on an Exhibit "A" to any Assignment and Bill of Sale delivered to Purchaser by Seller, pursuant to this Agreement (and an interest in said land is intended to be conveyed thereby) fall within the description for and conflict with the description of Excluded Minerals, then as to and only as to the specific lands described in the said Assignment and Bill of Sale between Seller and Purchaser, all mineral, royalty and overriding royalty interests of Seller, if any, to the extent and only to the extent directly pertaining to and within the boundaries of said specifically described lands shall not be considered to be Excluded Minerals and shall be considered to have been conveyed to Purchaser pursuant to the terms of this Agreement, and only to the extent assignable, and subject and limited by the rights of third parties and Related Agreements.

         (h) the plants (the "Gas Plants") described on Schedule 6 to Exhibit A and gathering systems appurtenant thereto to the extent assignable and subject to and limited by the rights of third parties and Related Agreements.

         1.3. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets do not include and Purchaser agrees and acknowledges that Seller has reserved and retained from the Assets and hereby reserves and retains unto itself any and all rights, titles and interests in and to (a) Excluded Minerals, leasehold and other interests pertaining to lands and leasehold not within the boundaries of the lands comprising the Subject Properties (b) the right of ingress and egress with respect to the Assets for the purpose of mining, drilling, exploring, operating, holding, producing and developing any interest including, without limitation, the oil, gas and mineral leasehold, fee, fee mineral and royalty interests retained or owned by Seller for oil, gas, minerals and other hydrocarbon substances, or other lawful substances, (c) seismic, geologic and geophysical records, information, and interpretations relating to the Assets, subject to Section 1.2 (b) (8) above and Section 9.5
(iii), (d) any and all records which consist of previous or contemporaneous offers, discussions, or analyses associated with the purchase, sale or exchange of the Assets or any part thereof, proprietary or interpretive information, reserve data, internal communications, personnel information unrelated to the personnel interviewed and evaluated by Purchaser pursuant to Section 13.19 below, tax information, information covered by a non-disclosure obligation and information or documents covered by a legal privilege;(the "Excluded Records")
(e) originals or copies of Excluded Records and copies of records retained by Seller; (f) all claims, rights and causes of action against third parties, asserted and unasserted, known and unknown relating to the period prior to the Effective Time relating to the Assets; (g) to the extent Seller has reserved interests, including deep rights, or to the extent Seller currently uses or may need to use the following rights for its operations in the area of the Subject Properties Seller reserves concurrent interests in any and all applicable easements, rights of way, licenses, permits, contracts or other rights relating to the reserved interests or interests in the




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area; (h) communication equipment, leased or rented equipment or facilities, office equipment, computer equipment and software; (i) all pipelines, gas plants, equipment and rights of way owned or operated by Seller or any affiliate of Seller and which are not solely appurtenant to the Wells or used exclusively therewith (except the Gas Plants); (j) all oil in storage at the Effective Time;
(k) wells, leases or leasehold interests or other interests described on Exhibit A or any Schedule thereto, which pursuant to and in accordance with this Agreement are not included in an Assignment and Bill of Sale or another conveyancing instrument delivered to Purchaser on or after Closing; (l) partnership interests, the Mesa Offshore Royalty Trust, other royalty trust interests or other interests of whatever nature listed on Exhibit A which Seller determines in its sole discretion it will be unable to convey at Closing, or unable to convey in a timely manner or without undue conditions or restrictions (as determined in Seller's sole discretion) in which event Seller will advise Purchaser, the affected interest will be removed from this Agreement, and an adjustment in the Purchase Price will be made at Closing by the allocation for said affected interest; (m) an overriding royalty equal to an undivided 1/32nd of eight eighths proportionately reduced to the interest conveyed by Seller pursuant to this Agreement in and to the WARWINK West wells and lands appurtenant thereto as identified in Exhibit A or Exhibit C to this Agreement; and (n) items excluded elsewhere in this Agreement, (a) through (n), collectively, the "Excluded Assets").

         1.4. Defined Terms.


                  "Act" means the Securities Act of 1933.

                  "Adjusted Purchase Price" has the meaning set forth in Section 2.1.

                  "Affiliate" means, as to any Person each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.

                  "Agents" means, as to any Person, its employees, contractors, lenders and consultants.

                  "Assets" has the meaning as set forth in Section 1.2.

                  "Business Day" or "Business Days" means a day or days excluding Saturdays, Sundays and U.S. Legal Holidays.

                  "Casualty Loss" has the meaning as set forth in Section 12.3.

                  "Claims" has the meaning as set forth in Section 9.2.a.

                  "Closing" means the consummation of the purchase and sale of the Assets by Purchaser and Seller as contemplated in this Agreement.

                  "Closing Date" has the meaning as set forth in Section 8.1.






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                  "Code" means the United States Internal Revenue Code of 1986 as Amended.

                  "Confidentiality Agreement" has the meaning as set forth in
                  Section 13.2.

                  "Days" or "days" means calendar days unless stated otherwise.

                  "Effective Time" has the meaning as set forth in Section 1.2.

                  "Environmental Laws" means any and all Laws that relate to:
                  (a) the prevention of pollution or environmental damages, (b) the abatement, remediation or elimination of pollution or environmental damage, (c) the protection of the environment generally, and/or (d) the protection of Persons or property from actual or potential exposure (or the effects of exposure) to pollution or environmental damage; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended the Hazardous and the Solid Waste Amendments Acts of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

                  "Excluded Assets" has the meaning as set forth in Section 1.3.

                  "Execution Date" means December 16, 1998.

                  "Final Accounting" has the meaning as set forth in Section 13.17.B.

                  "Final Accounting Date" has the meaning as set forth in
                  Section 13.17.B.

                  "Imbalances" has the meaning as set forth in Section 9.1.

                  "Knowledge of Seller [or Purchaser, as the case may be]", or "to the best of Seller's [or Purchaser's as the case may be] knowledge and belief" or words of similar import shall mean only the then existing actual non-privileged knowledge of any president or vice president (without obligation of further inquiries) of Seller [or Purchaser, as the case may be], and is not intended to imply that such party in fact has actual knowledge of the subject matter to which such terms apply.

                  "Laws" means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity (whether federal, state or local) or tribal authority having appropriate jurisdiction.



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                  "Letter Agreement" has the meaning as set forth in Section
                  13.2.

                  "NORM" has the meaning as set forth in Section 9.2.c.

                  "Notice Period" has the meaning as set forth in Section 9.2.d.

                  "Party" means Purchaser or Seller.

                  "Parties" means collectively the Purchaser and Seller.

                  "Permitted Encumbrances" has the meaning as set forth in
                  Section 3.2.

                  "Person" means and individual, corporation, partnership, association, join stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or other governmental unit or other agency or subdivision thereof, or any other legally recognizable entity.

                  "Gas Plants"  has the meaning set forth in Section 1.2(h);

                  "Preferential Rights" has the meaning set forth in Section 3.4

                  "Property" is the real property or properties, surface and subsurface, in which and on which the Assets, or any portion thereof, are located or pertain and includes the land, if any, described or referred to in Exhibit "A".

                  "Property Taxes" has the meaning as set forth in Section 11.1.

                  "Purchase Price"  has the meaning as set forth in Section 2.1.

                  "Records" has the meaning as set forth  in Section 1.2.b.

                  "Related Agreements" has the meaning as set forth in Section 9.10.

                  "Representative" and "Representatives" have the same meanings as set forth in Section 9.2.f.

                  "Sale Interest" has the meaning as set forth  in Section 1.2.

                  "Shares" has the meaning ascribed thereto in the Option Agreement.

                  "Subject Properties" has the meaning as set forth in Section 1.2.a.

                  "Suspense Funds" has the meaning as set forth  in Section 9.1.

                  "Wells" has the meaning as set forth  in Section 1.2.b.




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                            ARTICLE 2. CONSIDERATION

2.1. Consideration. As consideration for this Agreement and the benefits contained herein, at Closing, Purchaser shall pay to Seller Two Hundred Ninety-Four Million Dollars $294,000,000 (US$) (the "Purchase Price"), as may be adjusted pursuant hereto (the "Adjusted Purchase Price"). The Purchase Price will not be reduced or adjusted in any way because of the Option Consideration as defined in the Option Agreement, but is in addition to the Option Consideration.

         2.2. Manner of Payment. At Closing, except as provided in the following
Section 2.3, Purchaser shall pay Seller or Seller's designee the Adjusted Purchase Price by wire transfer of immediately available funds as follows:

                  Account:           Pioneer Natural Resources USA, Inc.
                  Account No:        1290288845
                                     NationsBank, N.A.
                  ABA Routing No:    111000012
                  Attention:         Denise Ashford Smith
                                     NationsBank  N.A.- Dallas
                                     (214) 508-1261

         2.3. Like Kind Exchange Option. Seller and Purchaser hereby agree that Seller, in lieu of the sale of the Assets to Purchaser for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary in order to accomplish the transactions contemplated hereby in a manner that will comply, either in whole or in part, with the requirements of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended ("Code"). In the event Seller assigns its rights under this Agreement pursuant to this Section 2.3, Seller agrees to notify Purchaser in writing of such assignment before Closing. If Seller assigns its rights under this Agreement, Purchaser agrees to (i) consent to Seller's assignment of its rights in this Agreement, (ii) deposit the Adjusted Purchase Price with the qualified escrow or qualified trust account designated by Seller at Closing, and
(iii) take such further actions, at Seller's cost, as are reasonably required to effectuate the transactions contemplated hereby pursuant to Code Section 1031, but, in so acting, Purchaser shall have no liability to any Party in connection with such actions. All risks associated with any like kind exchange and compliance thereof with applicable laws, rules and regulations shall be the sole responsibility of Seller, and Seller agrees to indemnify and hold Purchaser harmless from and against all costs, expenses, liabilities and obligations which arise as a result of Purchaser's agreement contained in this Section 2.3.

         2.4 Intentionally Deleted

         2.5 ALLOCATIONS. THE PURCHASE PRICE PLUS THE OPTION CONSIDERATION (AS DEFINED IN THE OPTION AGREEMENT) IS ALLOCATED TO THE ASSETS BY PURCHASER AS PROVIDED ON SCHEDULE 2.5 ATTACHED HERETO.



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                                ARTICLE 3. TITLE

3.1. Title and Due Diligence. Purchaser has performed extensive due diligence regarding the Assets, including the ownership and title of Seller thereof, and Purchaser accepts the condition of title to the Assets as of the Execution Date including all liens and encumbrances.

         3.2. Definition of Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" shall mean the following items, provided none of the following items shall operate, as of Closing, to increase the working interest of Seller owned as of the Execution Date for any of the Subject Properties, without a corresponding increase in the applicable net revenue interest, or decrease the net revenue interest of Seller owned as of the Execution Date for any of the Subject Properties:

         (a) lessors' royalties, overriding royalties, production payments, reversionary interests and similar burdens;

         (b)      division orders and sales contracts;

         (c) Preferential rights to purchase or rights of first refusal in existence on the Execution Date

         (d) rights or requirements to consent to assignments, conveyances, transfers or other disposals, which rights and/or requirements are in existence on the Execution Date;

         (e) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens, assessments or charges arising in the ordinary course of business for obligations that are not yet due or delinquent, or if delinquent, that are being contested by Seller or the affected operator in good faith in the normal course of business;

         (f) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leasehold and fee estates or interests therein, which consents, notices, filings and/or other actions are customarily obtained after closing;

         (g) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations affecting the Assets which in the aggregate are not such as to interfere materially with the operation or use of any of the Subject Properties or materially reduce the value thereof;

         (h) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority affecting the Assets;





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         (i)      operating agreements, unit agreements, unit operating
                  agreements, pooling agreements and pooling designations affecting the Subject Properties which are of public record or contained in the Records or otherwise available to Purchaser and all actions taken or operations occurring in the normal course of business pursuant to such instruments;

         (j) title defects that Purchaser may have expressly waived in writing or which are deemed to have been waived pursuant this Agreement;

         (k) all conveyances, reservations and exceptions of public record or contained in the Records affecting the Assets which in the aggregate are not such as to interfere materially with the operation or use of any of the Subject Properties or materially reduce the value thereof;

         (l)      all liens and encumbrances in existence on the Execution Date;
                  and

         (m) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets which are not such as to interfere materially with the operation or use of the affected Subject Properties or materially reduce the value thereof.

         3.3 Environmental and Physical Assessment. Purchaser has performed extensive due diligence and examinations regarding the Assets and has found the environmental and physical conditions thereof to be satisfactory and accepts the conditions of the Assets without the need for further due diligence. Until the Closing, Purchaser and its Agents shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and not disclose any of the same to any Person unless otherwise required by law or regulation and then only after written notice to Seller of the need for disclosure and the identity of all intended recipients. PURCHASER HEREBY INDEMNIFIES, DEFENDS AND HOLDS SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS OF WHATEVER NATURE FOR OR RELATED TO PERSONAL INJURY, DEATH OR PROPERTY DAMAGE ARISING OUR OF OR AS A RESULT OF THE ACTIVITIES BY OR ON BEHALF OF PURCHASER OR ITS AGENTS ON OR RELATED TO THE ASSETS IN CONDUCTING ALL SUCH ENVIRONMENTAL AND PHYSICAL EXAMINATIONS.

         3.4. Preferential Purchase Rights. Upon written notification to Seller by Purchaser identifying Persons (and their addresses) holding preferential rights to purchase affecting the Assets ("Preferential Rights") actually received by Seller not later than thirty (30) days subsequent to the Execution Date or upon Seller's own initiative but without any obligation to so initiate, Seller shall send notice of this Agreement to all such Persons offering to sell to each such Person the Assets for which a preferential right is held on and subject to the terms hereof and for the same allocated value for such Assets reflected on Exhibit "A". Notwithstanding the foregoing, Purchaser shall be ultimately responsible for obtaining all waivers from each and every applicable Person, including, but not limited to, lessors, joint interest owners, farmors, sublessors, assignors, grantors, co-parties to Agreements, or other third parties and will provide




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Seller on or before the Closing Date with proof of each waiver. Purchaser shall be entitled to review and approve the form of all such notices; provided, that such approval shall not be unreasonably withheld or delayed. If, prior to Closing, any of such Persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions hereof, or if the period allowed for acceptance of the notice provided by Seller has not expired or will not expire as of Closing then such Assets shall be excluded at Closing from the Assets to be conveyed to Purchaser under this Agreement and the Purchase Price shall be reduced by the allocated value of such Assets reflected in Exhibit "A"; provided, however, that if the holder of such preferential right fails to consummate the purchase of such Assets before, on or within a reasonable time after the Closing Date (taking into account the notice or acceptance period for the right of preferential purchase and a reasonable amount of time, as determined by Seller, to assemble documentation for such separate sale), then Seller shall promptly so notify Purchaser, and Seller shall sell immediately to Purchaser, and Purchaser shall purchase from Seller, for a price equal to the allocated value of such Assets and upon the other terms of this Agreement, the Assets to which the preferential purchase right was asserted. All Assets for which all preferential purchase rights have been waived or have not been accepted prior to expiration after timely notice of the acceptance period by the holder of such right, shall be sold to Purchaser at Closing pursuant and subject to the provisions of this Agreement. If one (1) or more of the holders of any preferential purchase rights notifies Seller subsequent to Closing that it intends to assert its preferential purchase right, Seller shall give notice thereof to Purchaser, whereupon Purchaser shall satisfy all such preferential purchase right obligations of Seller to such holders including, but not limited to, transferring the affected Assets to the holder of such rights and shall indemnify and hold Seller harmless from and against any and all Claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection therewith, and Purchaser shall be entitled to receive upon satisfaction in full by Purchaser of all the foregoing obligations all proceeds received from such holders in connection with such preferential purchase rights. Purchaser shall indemnify and hold harmless Seller from and against any and all Claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) asserted or incurred at any time (whether before, on or after Closing) with respect to or arising directly or indirectly from the claims of any Person to a preferential purchase right affecting any of the Assets transferred to Purchaser hereunder.

         3.5 Will O Gas Plant. Notwithstanding the other terms of this Agreement, unless the surface lease for operation of the Will O Gas Plant and the surface lease for road use and access to the oil and gas leases out of the Subject Properties that deliver gas to the Will O Gas Plant are renewed or entered into in substantially the form attached hereto as Exhibit "F-1 and F-2" on or prior to the Closing Date, the Will O Gas Plant and associated oil and gas leases, equipment and vehicles (as described on page 3 of 3 on Schedule 6 to Exhibit "A" and on page 86 and page 154 of Exhibit "A", or elsewhere on Exhibit "A") shall be removed from this Agreement and not be included in the Closing and the Purchase Price shall be reduced at Closing by the allocated value for said interests amounting to $10,732,918.

                      ARTICLE 4. SELLER'S REPRESENTATIONS AND DISCLAIMERS

         Seller represents to Purchaser that:

         4.1. Existence. Pioneer Natural Resources USA, Inc. is a Delaware corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware. Pioneer Resources Producing L.P. is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Power. Seller has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not (a) violate any provision of Seller's Articles of Incorporation or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is a Party or by which Seller is bound, (c) to the best knowledge and belief of Seller, violate any judgment, order, ruling, or decree applicable to Seller and entered or delivered in a proceeding in which Seller was or is a named Party, or (d) to the best knowledge and belief of Seller, violate any applicable law, rule or regulation.

         4.3. Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4. Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Purchaser, and any such obligation or liability that might exist shall be the sole obligation of Seller.

         4.5. Foreign Person. Seller is not a "foreign person" within the meaning of the Code.

         4.6. Permits. To the best of Seller's knowledge Seller possesses all material licenses, permits, certificates, orders, approvals and authorizations necessary to own the Assets and to carry on its business as now being conducted.

         4.7. Compliance with Law. To the best of Seller's knowledge, Seller is in material compliance with all laws, ordinances, rules, regulations and orders applicable to the Assets, including, without limitation, all environmental laws, ordinances, rules, regulations and orders, except to the extent of any non-compliance that is not reasonably expected to result in a material adverse affect on the Assets.

         4.8. Taxes. All ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom attributable to the Assets that have become due and payable have been properly and timely paid, except to the extent of any failure that is not reasonably expected to result in a material adverse effect on the Assets, and except to the extent that such taxes are due and payable but contested, protested or appealed by Seller.

         4.9. Litigation. To Seller's best knowledge and belief, no litigation, investigation or other proceeding in which Seller (or its direct predecessor in title) is a named Party affects any of the Assets whether pending or threatened in writing which is based upon omissions, events or occurrences prior to the date of this Agreement, other than as disclosed on Schedule 4.9 attached hereto.

         4.10. LIMITATION AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. THE EXPRESS REPRESENTATIONS AND/OR WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND THE REPRESENTATIONS AND/OR WARRANTIES CONTAINED HEREIN SHALL TERMINATE IN ALL RESPECTS UPON CLOSING. ANY ASSIGNMENT AND BILL OF SALE OR OTHER CONVEYANCE EXECUTED AND DELIVERED PURSUANT HERETO SHALL BE: (a) WITHOUT ANY WARRANTY OR REPRESENTATION OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE; (b) WITHOUT ANY EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY OF THE ASSETS OR THEIR FITNESS FOR ANY PURPOSE; AND (c) WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. AT CLOSING, PURCHASER SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT THE RECORDS AND THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AND PROPERTY BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES. PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS AND PROPERTY, AND, PURCHASER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. IN ADDITION, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING

ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR PROPERTY OR ANY OTHER MATTERS CONTAINED IN CONFIDENTIAL INFORMATION OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO PURCHASER OR PURCHASER'S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF PURCHASER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER OR SELLER'S AGENTS OR REPRESENTATIVES. ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK.

         THE ASSIGNMENTS AND BILLS OF SALE OR OTHER CONVEYANCES TO BE DELIVERED BY SELLER AT CLOSING SHALL EXPRESSLY SET FORTH THE LIMITATIONS AND DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS PARAGRAPH.

ARTICLE 5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

         Purchaser represents and warrants to and covenants with Seller that:

         5.1. Existence. Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2. Power. Purchaser has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not (a) violate any provision of any Purchaser's certificate or articles of incorporation or organization, as the case may be, bylaws, regulations or other governing documents; (b) to the best knowledge and belief of Purchaser, conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Purchaser is a Party or by which Purchaser is bound, (c) to the best knowledge and belief of Purchaser, violate any judgment, order, ruling, or decree applicable to Purchaser and entered or delivered in a proceeding in which Purchaser was or is a named Party; or (d) to the best knowledge and belief of Purchaser, violate any applicable law, rule or regulation.

         5.3. Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This

Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.4. Brokers. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller, and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

         5.5. Investment Intent. Purchaser is acquiring the Assets for Purchaser's own account for investment, and not with a view to any distribution thereof within the meaning of the Securities Act of 1933 (the "Act"), and shall not resell any or all of the Assets except in compliance with all applicable securities laws.

         5.6. Due Diligence. Purchaser represents, warrants and covenants that it has or will perform prior to Closing sufficient review and due diligence, including review of file data and inspections, to evaluate the Assets and Property to Purchaser's complete satisfaction as a prudent and knowledgeable Purchaser.

         5.7. Sophisticated Buyer. The Purchaser is a sophisticated buyer, knowledgeable in the evaluation and acquisition of oil and gas properties, and understands that by purchasing oil and gas properties or interests, the Purchaser may be exposed to risks and liabilities associated with the oil and gas business. The Purchaser is engaged in the business of exploring for or production oil and gas or other minerals as an ongoing business. By reason of this knowledge and experience, the Purchaser will evaluate the merits and risks of the properties or interests to be purchased from Seller and will form an opinion based solely upon the Purchaser's knowledge and experience and not upon any opinion or predictions by Seller, its employees, agents, or representatives.

         5.8. Economic Risk. The Purchaser is aware that ownership of any of the oil and gas properties or interests is highly speculative and subject to substantial risks, and the Purchaser is capable of bearing the high degree of economic risk and burdens of any purchase of the Assets from Seller, including, but not limited to, the possibility of the complete loss of the Purchase Price, all contributed capital, the loss of all anticipated tax benefits (if any), the lack of a public market and limited transferability of such interests or properties;

         5.9. Financing. Purchaser has or will have adequate funding or financing to pay the Purchase Price at Closing.

         5.10. Accredited Investor. Purchaser is an "accredited investor" as that item is defined in Regulation D promulgated under the Act.

                        ARTICLE 5A. ADDITIONAL COVENANTS

         Seller covenants and agrees that from and after the execution of this Agreement and until the Closing Date:

         5A.1. Maintenance of Assets. Seller will not sell, transfer, assign, convey or otherwise dispose of any of the Assets subject to Seller's direct control, other than (a) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, (b) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Subject Properties, and (c) as required in connection with any exercise of preferential rights or as otherwise required to satisfy obligations to third parties under contracts presently existing. In the event Seller after the Execution Date sells, assigns, conveys or otherwise disposes of any of the Assets subject to Seller's direct control prior to the Closing Date, other than as provided in (a) through (c) above, and Seller is unable to cause such Assets to be conveyed to Purchaser at Closing, then Purchaser shall be entitled to an adjustment of the Purchase Price at Closing in an amount equal to the higher of the allocated value of the affected Assets or the value received by Seller for such Assets; provided, however, that in the event the aggregate allocated value of the affected Assets sold, assigned, conveyed or otherwise disposed after the Execution Date which Seller cannot cause to be conveyed to Purchaser at Closing exceeds 20% of the Purchase Price then Purchaser shall have the option to terminate pursuant to
Section 10.1(a)this Agreement upon written notice to such effect delivered to Seller prior to Closing.

         5A.2. No Encumbrances. Seller will not create any lien, security interest, or contractual encumbrance on the Assets, the oil or gas attributable to the Assets, or the proceeds thereof, other than Permitted Encumbrances. To the extent liens, security interests or contractual encumbrances on the Assets or any part thereof are created by Seller subsequent to Execution Date, Seller, at Seller's option shall either (i) deliver to Purchaser releases of same, including associated financing statements on or before Closing, or (ii) indemnify, defend and hold harmless Purchaser for the amount outstanding of said lien, security interest or contractual encumbrance, or (iii) otherwise contractually protect Purchaser for said amount, provided such contractual protection is reasonably satisfactory to Purchaser.

         5A.3. Operations. Recognizing that Seller has reduced its workforce substantially in contemplation of an earlier Sale to Purchaser and may not be able to fully staff or maintain the Subject Properties and/or the Gas Plants in substantially the same manner as it has heretofore, with respect to any of the Subject Properties and the Gas Plants operated by Seller, (and as to 5A.3. (b),
(f), (h), and (j) below with regard to Subject Properties not operated by Seller), Seller will endeavor in good faith until Closing (subject to this Agreement and the rights of affected parties or third parties under applicable agreements) to and except in situations involving emergencies in which event Seller shall not be bound by this Section 5A.3 to the extent necessary to deal with said emergency:

         (a) cause the Subject Properties and Gas Plants to be developed, maintained and operated in compliance with applicable laws, ordinances, rules, regulations and orders and, maintain insurance now in force with respect to the Subject Properties, and pay or cause to be paid all costs and expenses in connection therewith;

         (b) not approve the drilling of any new well on the Subject Properties without the advance written consent of Purchaser, which consent (which may not be unreasonably withheld) or non-consent must be given by Purchaser within three (3) days of the notice from Seller;

         (c) not take any action or fail to take any action which is reasonably expected to result in any termination of the leases forming a part of the Subject Properties;

         (d) perform and comply with all of its obligations under agreements relating to or affecting the Subject Properties and Gas Plants;

         (e)      Intentionally Omitted;

         (f) not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as heretofore conducted or which involves payments, receipts or potential liabilities with respect to any one of the Subject Properties or Gas Plants of more than $50,000, (net to Seller) excluding emergency expenditures; and

         (g) not resign or otherwise voluntarily relinquish its rights as operator of any of the Subject Properties or Gas Plants for which it serves as operator on the date hereof.

         (h) not grant any preferential right to purchase or similar right or agree to require the consent of any Party to the transfer and assignment of the Assets to Purchaser, subject to existing contractual obligations;

         (i) not enter into any gas sales contract or crude oil sales or supply contract with respect to the Subject Properties or Gas Plants which is not terminable without penalty upon notice of thirty (30) days or less;

         (j) not enter into any transaction the effect of which, considered as a whole, would be to cause Seller's ownership interest in any of the Subject Properties or Gas Plants to be decreased from its ownership interest as of the date hereof;

         (k) if any approval or consent by any federal, state or local governmental authority is required to vest title, excluding Permitted Encumbrances, to any of the Sale Interest or Gas Plants, in Purchaser at Closing, Seller shall as reasonably requested in writing by Purchaser, reasonably cooperate with Purchaser in Purchaser's efforts, to obtain all such required approvals or consents which shall be at Purchaser's sole risk and expense;

         (l) through Closing, endeavor to give prompt written notice to Purchaser of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller after the date hereof under any instrument or agreement affecting the Subject Properties to which Seller is a Party or by which it or any of the Subject Properties is bound;

         (m) to the extent it can do so without violating any third party agreement and subject to the rights of third parties, exercise its best efforts to provide (as soon as practicable) Purchaser with a copy of each material authority for expenditure and material contract affecting the Subject Properties or Gas Plants entered into after the Execution Date, provided, however, that the provision of such matters to Purchaser is for informational purposes only and that Purchaser shall have no right to comment upon or object to any such matter that is otherwise not in violation of this Agreement.


         5A.4. Access to Records. Seller will endeavor to provide Purchaser and its Agents 1) access to the Records during normal business hours at Seller's office and 2) adequate work space (as determined solely by Seller) at such offices to review the Records, 3) access to a copy machine, at Purchaser's cost, at such offices, and 4) reasonable access to Seller's personnel during normal business hours. Seller, at Purchaser's cost, will assist Purchaser in obtaining access to and the right to review and copy Records pertaining to the Subject Properties, producing minerals and Gas Plants not in Seller's possession or control. From and after the Execution Date through the Closing Date, Seller shall endeavor to not add to or remove from the Records any contracts, instruments, documents or other materials except for such additions and removals as are done in the ordinary course of business with respect to on-going operations.

         5A.5. Permissions. Seller will use reasonable efforts, at Purchaser's cost, to assist Purchaser in obtaining all permissions, approvals, and consents of federal, state and local governmental authorities and other third parties required of Seller as may be required to consummate the sale contemplated hereunder.


         .
                    ARTICLE 6. SELLER'S CONDITIONS OF CLOSING

         Seller's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Seller on or before the Closing Date of the following conditions:

         6.1. Representations. The representations and warranties of Purchaser contained in Article 5 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

         6.2. Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing, including but not limited to payment of the Purchase Price.

         6.3. Officer's Certificate. Purchaser shall have delivered to Seller a certificate of an executive officer dated the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled.

         6.4. Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

         6.5. Pre-Closing. In contemplation of Closing, Purchaser shall have (1) attended a pre-closing with Seller (the "Pre-Closing") which shall take place at Seller's offices at 303 W. Wall Street in Midland, Texas at 9:00 a.m. on the sixth (6th) day prior to the Closing Date (the "Pre-Closing Date"), (2) delivered to Seller copies of all documents that Purchaser intends in good faith to deliver to Seller at Closing, (3) reviewed all documents delivered at Pre-Closing to Purchaser by Seller, and based upon such review, provided to Seller no later than two (2) days immediately following the Pre-Closing Date a notice of defects setting forth in reasonable detail the basis for any then known claims or allegations by Purchaser that could, at Closing, be validly asserted in a notice by Purchaser terminating this Agreement pursuant to Section
10.1 (a) herein.

                  ARTICLE 7. PURCHASER'S CONDITIONS OF CLOSING

         Purchaser's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Purchaser on or before the Closing Date of the following conditions:

         7.1. Intentionally Deleted.

         7.2. Officer's Certificate. Seller shall have delivered to Purchaser a certificate of an executive officer or general partner dated the Closing Date certifying on behalf of Seller that the representations contained in the first sentence, and the first sentence only, of each of Section 4.1 through Section
4.5 are true and correct in all material respects on the Closing Date.

         7.3. Seller's Performance. Seller shall have performed in all material respects the obligations in this Agreement to be performed by Seller at Closing pursuant to Section 8.2.

         7.4 Pre-Closing. In contemplation of Closing, Seller shall have (1) attended a pre-closing with Purchaser, ("Pre-Closing") which shall take place at Seller's offices at 303 W. Wall Street in Midland, Texas at 9:00 a.m. on the sixth (6th) day prior to the Closing Date, (2) delivered to Purchaser copies of all documents that Seller intends in good faith to deliver to Purchaser at Closing, (3) reviewed all documents delivered at Pre-Closing to Seller by Purchaser, and based upon such review, provided to Purchaser no later than two
(2) days immediately following the Pre-Closing Date a notice of defects setting forth in reasonable detail the basis for any then known claims or allegations by Seller that could, at Closing, be validly asserted in a notice by Seller terminating this Agreement pursuant to Section 10.1 (b) herein.

                               ARTICLE 8. CLOSING.

         8.1. Time and Place of Closing. If the conditions to Closing have been satisfied or expressly waived by the Party entitled to the benefits thereof, the consummation of the transactions contemplated hereby ("Closing") shall take place at one of Seller's offices on or before March 31, 1999 at 9:00 a.m., or at such other place and time or in such other manner agreed upon by Seller and Purchaser ("Closing Date"); provided, that Seller shall have the right to extend Closing for thirty (30) days for any reason and that any extension by Seller shall not serve to provide Purchaser rights not otherwise expressly provided herein, nor to extend any rights of Purchaser contained in this Agreement.

         8.2. Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

         (a) Seller shall execute, acknowledge and deliver to Purchaser multiple originals of an Assignment and Bill of Sale or a Conveyance where applicable as indicated herein below in the form attached hereto as either "B-1" for the Assignment and Bill of Sale or "B-2" for the Conveyance, and Purchaser shall execute, acknowledge and deliver same to Seller (Seller may require the parties to execute separate instruments for each state, county or parish in which the Assets are located to facilitate recording). For the purposes of this Section 8.2
                  (a) Seller shall if requested by Purchaser deliver a Conveyance for any county or parish in any state in which the sole interest being conveyed by Seller in that county or parish in that state is a non-producing interest in the oil, gas or other minerals and in which county or parish in that state there are not any other interests that are to be conveyed to Purchaser or any Excluded Assets, assets or interests owned by or retained by Seller.

         (b) Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters in lieu directing all purchasers of production to make payment to Purchaser of proceeds attributable to the Sale Interest;

         (c)      Purchaser shall deliver by wire transfer the Adjusted Purchase
                  Price;

         (d) Purchaser and Seller shall execute and deliver a settlement statement (the "Preliminary Settlement Statement") prepared by Seller and setting forth the Purchase Price and all adjustments thereto using information to the extent then available and if not then available then Seller's reasonable good faith estimate thereof, subject to Section 13.17;

         (e) Purchaser and Seller shall execute and deliver appropriate required state or federal lease assignment forms, appropriate required resignation or change of operator forms and other instruments and certificates; and

         (f) Subject to Section 13.18, Seller shall execute and deliver to Purchaser appropriate resignation of operator and change of operator forms.

                      ARTICLE 9. POST-CLOSING OBLIGATIONS.

         9.1. Receipts and Credits; Suspense Funds. Upon Closing and Subject to the terms hereof, all monies, refunds, proceeds, receipts, credits, receivables, accounts and income attributable to the Assets (a) for all periods of time from and after the Effective Time shall be the sole property and entitlement of the Purchaser, and, to the extent received by Seller, Seller shall fully disclose and account therefor to Purchaser promptly, and (b) for all periods of time prior to the Effective Time shall be the sole property and entitlement of Seller to the extent received by Purchaser or Seller prior to the Final Accounting Date or allocated to Seller in the Final Accounting, and if received by Purchaser, Purchaser shall fully disclose and account therefor to Seller promptly. Purchaser shall pay Seller for Seller's share of hydrocarbons attributable to the purchased Assets in storage above the pipeline connection or in transit on the Effective Time at the relevant contract price, net applicable taxes. Seller and Purchaser recognize that as of the Effective Time there may be over or under imbalances with respect to gas production attributable to the Subject Properties ("Imbalances") and hereby agree that the Subject Properties will be conveyed specifically subject to Imbalances which exist as of the Effective Time, with Purchaser, as of Closing, bearing and assuming all obligations with respect to any overproduction account or liability and receiving the benefit of and being credited with any underproduction account or credit; provided, however, that with respect to Subject Properties that are subject to gas balancing agreements, Purchaser at Closing shall pay Seller an amount determined by multiplying the net underproduced Imbalance by $1.00/MCF or Seller at Closing shall pay Purchaser an amount determined by multiplying the net overproduced imbalances by $1.00/MCF with Purchaser, as of Closing, bearing and assuming all obligations with respect to any overproduction account or liability and receiving the benefit of and being credited with any underproduction account or credit. At Closing, Seller shall deliver to Purchaser all amounts in Seller's possession due third party owners of interests in the Subject Properties, and Purchaser agrees that it shall be solely responsible for the disposition of such funds, the payment thereof to the rightful owners and the payment, if any, of royalty thereon (the "Suspense Funds").

         9.2. Costs and Liabilities; Indemnity.

         (a) As used in this Agreement, "Claims", "CLAIMS", "CLAIMS" or "CLAIMS" shall include costs, expenses, obligations, claims, demands, causes of action, lawsuits, liabilities, damages, fines, penalties, debts, losses and judgments of any kind or character, whether matured or absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, and all costs, expenses and fees (including, without limitation, interest, attorneys' fees, costs of experts, court costs and costs of investigation) incurred in connection therewith, including, but not limited to claims arising from or directly or indirectly related to death, personal injury, property damage, environmental damage or the remediation thereof, royalty, operating, suspense and capital obligations attributable to the Assets or the Property. As used in this
                  Section 9.2, "Assets" shall include the Suspense Funds.

         (b) Notwithstanding anything in this Agreement to the contrary, it is the express intent and agreement of Seller and Purchaser that, if Closing occurs, Purchaser shall accept the Assets and Property in their "as is, where is" condition, subject to any and all faults, defects, deficiencies, irregularities and claims related or attributable in any manner thereto, including, without limitation, or any other matter affecting in any respect the title or physical condition of, or the right to own, use, operate, develop or enjoy, the Assets, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect.

         (c) At Closing and without further action or documentation, Purchaser (1) shall assume, be responsible for and comply with all duties and obligations, express or implied, arising at any time with respect to the Assets, including, without limitation
                  (i) those arising under or by virtue of any lease, contract, agreement, document, permit, law, statute, rule, regulation or order of any governmental authority or court (specifically including, without limitation, any governmental request or other requirement to plug, re-plug or abandon or re-abandon any well of whatsoever type, status or classification, or take any clean-up, remedial or other action with respect to the Assets or Property), (ii) preferential rights to purchase and
                  (iii) third party consents; (2) shall assume, be responsible for and pay all claims affecting or arising, directly or indirectly, at any time in connection with the Assets, including, without limitation, claims for personal or property injury or damage, environmental cleanup, remediation, or compliance, or for any other relief, arising directly or indirectly from or incident to, the use, occupation, operation, maintenance or abandonment of or production from the Assets, or condition of the Assets or Property, whether latent or patent, including, without limitation, contamination of property or premises with Naturally Occurring Radioactive Materials ("NORM"), and whether or not arising solely from or contributed to by the negligence in any form, whether active or passive, or of any kind or nature, of Seller or its predecessors in title or their respective Affiliates, agents, employees or contractors; and (3) SHALL DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM ANY AND ALL CLAIMS ARISING, ASSERTED OR DUE AT ANY TIME, WHETHER BEFORE, ON OR AFTER THE EFFECTIVE TIME, IN CONNECTION WITH THE FOREGOING; AND, FURTHER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER WILL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM ALL CLAIMS ARISING AT ANY TIME, WHETHER BEFORE, ON OR AFTER THE EFFECTIVE TIME, MADE BY ANY PERSON AND ARISING OUT OF OR RESULTING FROM:

         - THE OWNERSHIP OR OPERATION OF THE ASSETS BY OR ON BEHALF OF SELLER OR ITS PREDECESSORS IN TITLE OR ACTS OR OMISSIONS BY OR ON BEHALF OF SELLER OR ITS PREDECESSORS IN TITLE IN CONNECTION WITH OR PERTAINING TO THE ASSETS;

         - THE OWNERSHIP OR OPERATION OF THE ASSETS BY OR ON BEHALF OF PURCHASER OR ITS SUCCESSORS IN TITLE OR THE ACTS OR OMISSIONS BY OR ON BEHALF OF PURCHASER OR ITS SUCCESSORS IN TITLE IN CONNECTION WITH OR PERTAINING TO THE ASSETS;

         -        THE ACTS OR OMISSIONS OF THIRD PARTIES RELATING TO THE ASSETS;

         -        THE REVIEW, INSPECTION AND ASSESSMENT OF THE ASSETS BY
                  PURCHASER;

         -        AN ERROR IN DESCRIBING THE ASSETS;

         - RIGHTS AND OBLIGATIONS OF THE PARTIES OR THIRD PARTIES UNDER RELATED AGREEMENTS;

         - FAILURE BY THIRD PARTIES TO APPROVE OR CONSENT TO ANY ASPECT OF THIS TRANSACTION;

         - OBLIGATIONS TO PLUG, RE-PLUG, ABANDON OR RE-ABANDON WELLS, REMOVE FACILITIES, EQUIPMENT, PIPELINES AND FLOWLINES, CLOSE PITS AND REMOVE SUMPS, AND RESTORE, CLEAN UP AND/OR REMEDIATE THE ASSETS OR PROPERTY;

         - PAYMENTS, ROYALTIES OR DISBURSEMENTS PAID OR PAYABLE BY SELLER OR PURCHASER TO THIRD PARTIES WITH REGARD TO THE ASSETS;

         - THE PHYSICAL OR ENVIRONMENTAL CONDITION OF OR RELATING TO THE ASSETS OR PROPERTY OR ANY DISPOSAL SITE (WHETHER ON THE ASSETS OR PROPERTY OR OFFSITE) CONTAINING MATERIALS OR WASTES FROM THE OPERATION'S OR ACTIVITIES ON THE PROPERTY OR ASSETS INCLUDING CLAIMS UNDER ANY LAW OR ENVIRONMENTAL LAW;

         - REMEDIATION ACTIVITIES, INCLUDING DAMAGES INCURRED BY BUYER DURING OR ARISING FROM REMEDIATION ACTIVITIES RELATING TO THE ASSETS OR PROPERTY;

         - INABILITY OR FAILURE TO OBTAIN THE TRANSFER OF A PERMIT OR AUTHORIZATION OR THE INABILITY TO OBTAIN A PERMIT OR AUTHORIZATION RELATING TO THE ASSETS.

         (d) From and after Closing, any claim for indemnity hereunder shall be made by written notice, together with a written description of any claims asserted stating the nature and basis of such claim and, if ascertainable, the amount thereof.

                  Purchaser shall have a period of twenty (20) days after receipt of such notice within which to respond thereto or, in the case of a claim which requires a shorter time for response, then within such shorter period as specified by Seller in such notice (the "Notice Period"). If Purchaser denies liability hereunder or fails to provide the defense for any claim, Seller may defend or compromise the claim as it deems appropriate without prejudice to any of Seller's rights hereunder, with no right of Purchaser to approve or disapprove any actions taken in connection therewith by Seller. If Purchaser accepts liability and responsibility for the defense of any claim, it shall so notify Seller as soon as is practicable prior to the expiration of the Notice Period and undertake the defense or compromise of such claim with counsel selected by Purchaser and reasonably acceptable to Seller. If Purchaser undertakes the defense or compromise of such claim, Seller shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any claim shall be made without reasonable notice to Seller, and without the prior written approval of Seller, unless such compromise or settlement includes a general and complete release of Seller, its Affiliates and their respective Representatives in respect of the matter, with prejudice, and with no express or written admission of liability on the part of Seller, its Affiliates and their respective Representatives, and no constraints on the future conduct of its or their respective businesses. Purchaser acknowledges that its obligations to indemnify, defend and hold Seller and its Affiliates harmless under this Agreement includes obligations to pay the attorneys' fees and court costs incurred by Seller and its Affiliates in defending said Claims, regardless of the merits of said Claims.

         (e) Seller shall have the right at all times to participate, at its sole cost, in the preparation for any hearing or trial related to the indemnities set forth in this Agreement, as well as the right to appear on its own behalf or to retain separate counsel to represent it at any such hearing or trial.

         (f) EXCEPT FOR SECTION 9.13 HERETO, THE INDEMNITIES PROVIDED IN THIS AGREEMENT SHALL EXTEND TO SELLER AND ITS AFFILIATES AND ANY PERSON WHO AT ANY TIME HAS SERVED OR IS SERVING AS A DIRECTOR, OFFICER, EMPLOYEE, CONSULTANT, INVITEE OR AGENT THEREOF (EACH A "REPRESENTATIVE" AND COLLECTIVELY "REPRESENTATIVES"), AND EACH OF THEIR RESPECTIVE HEIRS, EXECUTORS, SUCCESSORS AND ASSIGNS, AND SHALL APPLY TO ALL CLAIMS SUBJECT TO INDEMNITY HEREUNDER, INCLUDING THOSE BASED ON NEGLIGENCE OF ANY NATURE, INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF SELLER (OR ANY OTHER INDEMNIFIED PARTY) OR ANY OTHER THEORY OF LIABILITY OR FAULT, WHETHER OF LAW (WHETHER COMMON OR STATUTORY) OR IN EQUITY.; PROVIDED, HOWEVER, PURCHASER SHALL NOT BE LIABLE FOR OR INDEMNIFY SELLER FOR ANY CLAIM ASSERTED BY PURCHASER ARISING DIRECTLY FROM A BREACH OF A MATERIAL TERM OF THIS

                  AGREEMENT BY SELLER AND FOR WHICH AND ONLY TO THE EXTENT THAT, PURCHASER HAS OBTAINED AGAINST SELLER A BINDING, FINAL, NON-APPEALABLE COURT JUDGEMENT. THE INDEMNIFICATION PROVISIONS OF THIS SECTION 9.2 SHALL BE IN ADDITION TO ANY OTHER INDEMNITY PROVISIONS CONTAINED IN THIS AGREEMENT, AND IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE TERMS OF THIS SECTION
                  9.2 SHALL CONTROL OVER ANY CONFLICTING OR CONTRADICTING TERMS OR PROVISIONS CONTAINED IN THIS AGREEMENT, AND SHALL SURVIVE CLOSING.

         9.3. Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto. The parties will cooperate at all times after Closing to execute and record correction instruments to correct scrivener's errors in the preparation of Closing documents.

         9.4. Delivery of Records. As soon as reasonably possible but no later than thirty (30) days after the Closing Date, Seller shall deliver originals or copies consistent with this Agreement at Seller's and Purchaser's equally shared cost, of the Records to Purchaser; provided, that Seller (i) shall exercise its best efforts to provide Purchaser at Closing or as soon thereafter as is practicable with all Records necessary to assume and conduct operations of the Assets, and (ii) shall have the right to retain, as its own, original Records that pertain to the Excluded Assets and copies (at Seller's and Purchaser's equally shared cost) of all other Records. No later than thirty (30) days after Closing, Seller further agrees to assist Purchaser (at Purchaser's cost) in making an electronic transfer of all Records applicable to the Subject Properties. Such electronic data to include but is not limited to: Property Master files, Name and Address files, (owners, purchasers, operators, etc.), Division of Interest decks for billing and revenue, Oil and Gas Purchaser Division Order/Property cross-reference, Land Records (Lease, tracts, Critical Dates, Text file, Ownership, Rentals, Billing), Chart of Accounts, Billing Category Codes, County and State Code cross-reference, System Code Tables or Legends (Suspense Codes, Interest Types, Product Codes, etc.) Gas Contract Records (Master File, Text, Details, Fees, Calendar, etc.), Owner Netting Information, Production Records (Tank Master, Closing Stock, Production Master, State Information, etc.), AFE Information, Revenue Suspense and/or Billing suspense, Owner Net (Share) Revenue and Billing History, Property Gross (8/8) Revenue and Billing History, Operated Property Production Information (and Non-Operated if available), Operated Property Production Tax History Information, Land Records (Rental Payments), Payout Information and Schedules, 1099 Information, Accounts Payable and Revenue information. Seller's obligation pursuant to this Section 9.4 shall be limited to Seller's present capability to perform such electronic transfers without disruption or undue inconvenience to Seller's ongoing business, and further, Seller shall not be required to create, assemble or develop such electronic files or records.

         9.5. Access to Data and Records. Subject to the rights of third parties and Seller's proprietary rights, Seller shall (i) provide Purchaser and its Agents with reasonable access to Seller's books and records relating to the Assets (both paper and electronic) before and after

Closing as necessary for Purchaser, at Purchaser's cost, to prepare its financial statements, (ii) electronically download Seller's Records regarding accounting, land and lease records at Purchaser's cost regarding the Subject Properties one time from Seller's Records, so long as such electronic downloading efforts are not disruptive of Seller's business or accounting or land departments and (iii) assist Purchaser, at Purchaser's cost, in acquiring the appropriate licenses, permits and authorizations to possess and use all or part of the seismic and geophysical data regarding the Subject Properties, subject to the rights of third parties and to confidentiality or limited use conditions or other conditions or restrictions required by Seller or such third parties.

         9.6. PURCHASER'S RELEASE OF SELLER. FROM AND AFTER CLOSING AND WITHOUT FURTHER DOCUMENTATION, PURCHASER RELEASES AND DISCHARGES SELLER AND SELLERS AFFILIATES FROM ALL CLAIMS RELATING TO THE ASSETS, THE PROPERTY OR THIS TRANSACTION, REGARDLESS OF WHEN OR HOW THE CLAIM AROSE OR ARISES OR WHETHER THE CLAIM WAS FORESEEABLE OR UNFORESEEABLE. PURCHASER'S RELEASE OF SELLER AND ITS AFFILIATES INCLUDES CLAIMS RESULTING IN ANY WAY FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER AND ITS AFFILIATES, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE PASSIVE, JOINT, CONCURRENT, OR SOLE. THERE ARE NO EXCEPTIONS TO PURCHASERS RELEASE OF SELLER AND ITS AFFILIATES, AND THIS RELEASE IS BINDING ON PURCHASER AND ITS SUCCESSORS AND ASSIGNS. PURCHASER EXPRESSLY WARRANTS AND REPRESENTS AND DOES HEREBY STATE AND REPRESENT THAT NO PROMISE OR AGREEMENT WHICH IS NOT HEREIN EXPRESSED HAS BEEN MADE TO PURCHASER IN EXECUTING THIS AGREEMENT OR AGREEING TO THIS RELEASE AND THAT PURCHASER IS NOT RELYING UPON ANY STATEMENT OR REPRESENTATION OF SELLER OR ANY AGENT OR AFFILIATE OF SELLER. PURCHASER HAS BEEN REPRESENTED BY LEGAL COUNSEL AND SAID COUNSEL HAS READ AND EXPLAINED TO PURCHASER THE ENTIRE CONTENTS OF THIS AGREEMENT AND THIS RELEASE AND EXPLAINED THE LEGAL CONSEQUENCES THEREOF.

         9.7. RETROACTIVE EFFECT. PURCHASER ACKNOWLEDGES THAT PURCHASER'S OBLIGATIONS TO RELEASE, INDEMNIFY, DEFEND, AND HOLD SELLER AND ITS AFFILIATES HARMLESS APPLY TO MATTERS OCCURRING OR ARISING BEFORE, ON AND AFTER THE EFFECTIVE TIME TO THE EXTENT PROVIDED IN THIS AGREEMENT.

         9.8. INDUCEMENT TO SELLER. PURCHASER ACKNOWLEDGES THAT IT EVALUATED ITS OBLIGATIONS UNDER THIS ARTICLE BEFORE IT DETERMINED AND SUBMITTED ITS BID FOR THE ASSETS AND THAT ITS ASSUMPTION OF THESE OBLIGATIONS IS A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT WITH AND CLOSE THE SALE TO PURCHASER.

         9.9. PURCHASER'S INDEMNITY. EXCEPT FOR SELLER'S INDEMNITY CONTAINED IN
SECTION 9.13 BELOW, IT IS THE INTENT OF PURCHASER AND SELLER THAT SELLER BE INDEMNIFIED, DEFENDED AND HELD HARMLESS BY PURCHASER IN A MANNER SO THAT SELLER WILL BE PROTECTED AS IF IT HAS NEVER AT ANY TIME OWNED OR OPERATED THE ASSETS OR THE PROPERTY OR ANY INTEREST THEREIN OR PERTAINING THERETO, IN WHOLE OR IN PART.

         9.10. RELATED AGREEMENTS. WITHOUT FURTHER ACTION OR DOCUMENTATION, UNLESS SPECIFICALLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE SALE OF THE ASSETS IS MADE SUBJECT TO

ALL OIL, GAS AND MINERAL LEASES, ASSIGNMENTS, SUBLEASES, FARMOUT AGREEMENTS, JOINT OPERATING AGREEMENTS, POOLING AGREEMENTS, LETTER AGREEMENTS, EASEMENTS, RIGHTS OF WAY, AND ALL OTHER AGREEMENTS WITH RESPECT TO OR PERTAINING TO THE ASSETS TO THE EXTENT THEY ARE BINDING ON SELLER OR SELLER'S AFFILIATES (THE "RELATED AGREEMENTS"). UPON CLOSING, PURCHASER EXPRESSLY ASSUMES THE OBLIGATIONS AND LIABILITIES OF SELLER OR SELLER'S AFFILIATES UNDER SUCH AGREEMENTS INSOFAR AS THE OBLIGATIONS AND LIABILITIES CONCERN OR PERTAIN TO THE ASSETS AND WILL EXECUTE ANY DOCUMENTS NECESSARY TO EFFECTUATE SUCH ASSUMPTION. THE PARTIES AGREE THAT THIS SECTION 9.10 IS APPLICABLE TO ALL INSTRUMENTS WHETHER THEY ARE RECORDED OR NOT.

         9.11. Litigation. Upon and after Closing, Purchaser shall assume all obligations of Seller and Seller's Affiliates and be responsible and liable for all litigation listed on Schedule 9.11 and all matters, costs, judgments, and expenses related thereto or arising therefrom. Notwithstanding Section 9.2 (c) above, 9.6, 9.9, and 12.2, upon Closing, Seller shall be responsible and liable for all litigation which has been filed and served on Seller before the Execution Date to which Purchaser is not a party and Seller is a party and which is not listed on Schedule 9.11. Seller reserves the right to remove litigation from Schedule 9.11 on or before Closing.

         9.12. Evidence of Compliance. For Seller-operated Assets, Purchaser shall deliver to Seller on or prior to 120 days after the Closing (1) evidence of compliance with the rules and regulations dealing with the plugging and abandoning of wells included in the Assets, including evidence of the appropriate bond, surety letter, or letter of credit which has been accepted by the relevant regulatory agency; (2) proof that Purchaser has been approved by the relevant regulatory agency as operator of the Assets, including all Wells that are subject to this Agreement; and (3) evidence that Purchaser has obtained all necessary permits or transfers of permits to operate the Assets. For matters which Purchaser has been unable to provide the necessary evidence and proof, Purchaser shall provide Seller with a status report and action plan for obtaining such required evidence and proof and continue diligently in its efforts until all such matters have been achieved. Purchaser shall indemnify, defend and hold harmless Seller and Seller's Representatives from all Claims arising from or relating to Purchaser's failure to obtain or failure to obtain in a timely manner the evidence or proof described in this Section 9.12 (1), (2) and (3) above.

         9.13 Seller's Indemnity. Notwithstanding any other provision of this
Article 9, for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the "Seller Indemnity Period") Seller shall defend, indemnify and hold harmless Purchaser from any and all bona fide third party claims asserted during the Seller Indemnity Period to the extent, and only to the extent, directly relating to the mispayment, nonpayment or underpayment of royalties for the for the Sale Interest applicable to the period of Seller's ownership of the affected Assets. From and after Closing, any claim for indemnity arising under this Section 9.13 shall be made by written notice, together with a written description of any claims asserted stating the nature and basis of such claim and, if ascertainable, the amount thereof. Seller shall have a period of twenty (20) days after receipt of such notice within which to respond thereto or, in the case of a claim which requires a shorter time for response, then within such shorter period as specified by Purchaser in such notice (the "Notice Period"). If Seller denies liability hereunder or fails to provide the defense for any claim, Purchaser may defend or compromise the claim as it deems appropriate without prejudice to any of Purchaser's rights hereunder, with no right of Seller to approve or disapprove any actions taken in connection therewith by Purchaser. If Seller accepts liability and responsibility for the defense of any claim, it shall so notify Purchaser as soon as is practicable prior to the expiration of the Notice Period and undertake the defense or compromise of such claim, with counsel selected by Seller and reasonably acceptable to Purchaser. If Seller undertakes the defense or compromise of such claim, Purchaser shall be entitled, at its own expense, to participate in such defense, no compromise or settlement of any claim shall be made without reasonable notice to Purchaser, and without the prior written approval of Purchaser, which approval shall not be unreasonably delayed or denied.

                             ARTICLE 10. TERMINATION

         10.1. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at the Closing:

         (a) By Purchaser by notice delivered to Seller at Closing if all conditions described in Article 7 shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Purchaser; or

         (b) By Seller by notice delivered to Purchaser at Closing if all conditions described in Article 6 shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Seller,

         10.2. Automatic Termination Event. This Agreement shall automatically terminate if Purchaser fails to comply with its obligations under Section 2(a) of the Option Agreement.

          10.3. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 or Section 10.2 , this Agreement shall become void and of no further force or effect (except for the provisions of Section 3.3, 3.4, , Article 5, Article 10,Article 13 and Article 14 each of which shall survive such termination and continue in full force and effect). If this Agreement is terminated by Purchaser pursuant to Section 10.1 (a) above, in the absence of a default by Purchaser, Purchaser may, at its sole option, seek to enforce whatever legal or equitable rights and remedies may be appropriate and applicable, including, without limitation, claims for damages and/or specific performance of this Agreement. Subject to the first sentence of this Section 10.3, if this Agreement is terminated by Seller pursuant to Section 10.1(b) above or automatically terminated pursuant to Section 10.2 above, then neither Purchaser nor Seller shall have any further liability to the other Party or Parties pursuant to this Agreement, but Purchaser's obligations under the Option Agreement shall remain unaffected. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to
Section 10.1 by Seller or pursuant to Section 10.2, Seller shall be free immediately to enjoy all rights of ownership of the Assets and may sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.

                                ARTICLE 11. TAXES

         11.1. Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations concerning the Assets with respect to the tax period in which the Effective Time occurs ("Property Taxes") shall be apportioned as of the Effective Time between Seller and Purchaser. Seller shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period in which the Effective Time occurs. Purchaser shall pay to Seller Purchaser's pro rata portion of Property Taxes within thirty (30) days after receipt of Seller's invoice therefor.

         11.2. Sales Taxes. The Purchase Price excludes any sales taxes or other taxes required to be paid in connection with the sale of property pursuant to this Agreement. Purchaser shall be liable for all sales, gross receipts, use and other taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of property pursuant to this Agreement. These taxes shall be collected and remitted under applicable law. Purchaser shall indemnify and hold Seller harmless with respect to the payment of any of these taxes including any interest or penalties assessed thereon.

         11.3. Other Taxes. All taxes (other than income taxes) which are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the Parties based upon the respective shares of production taken by the Parties. From and after Closing, Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes and for filing all statements, returns, and documents incident thereto.

         11.4. Cooperation. Each Party to this Agreement shall provide the other Party with reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each Party to this Agreement shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax return or other confidential tax information for a period of at least 12 months.

                  ARTICLE 12. PHYSICAL CONDITION OF THE ASSETS

         12.1. Prior Use of Assets. THE ASSETS AND PROPERTY HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, STORAGE, AND TRANSPORTATION OF OIL AND GAS AND RELATED OIL FIELD OPERATIONS. PHYSICAL CHANGES IN THE PROPERTY MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE ASSETS OR THE PROPERTY ALSO MAY INCLUDE BURIED PIPELINES, WASTES AND OTHER EQUIPMENT, WHETHER OR NOT OF A SIMILAR NATURE, THE LOCATIONS OF WHICH MAY BE HIDDEN OR NOT NOW BE KNOWN OR NOT READILY APPARENT BY A PHYSICAL INSPECTION OF THE AFFECTED ASSETS. HYDROCARBONS AND OTHER SUBSTANCES, INCLUDING HAZARDOUS SUBSTANCES, MAY HAVE COME TO BE RELEASED OR LOCATED ON OR BENEATH THE SURFACE OF THE ASSETS OR THE PROPERTY.

         12.2. Assumption of Assets in Present Condition. PURCHASER ACKNOWLEDGES THAT (i) THE CONSUMMATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY PURCHASER SHALL BE SOLELY ON THE BASIS OF ITS OWN INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND PROPERTY, INCLUDING, WITHOUT LIMITATIONS, SUBSURFACE CONDITION; (ii) THE ASSETS AND PROPERTY HAVE BEEN USED IN THE MANNER AND FOR THE PURPOSES SET FORTH ABOVE AND THAT PHYSICAL CHANGES TO THE ASSETS AND THE PROPERTY MAY HAVE OCCURRED AS A RESULT OF SUCH USE; AND (iii) NORM AND ASBESTOS OR MAN-MADE MATERIAL FIBERS (COLLECTIVELY "MMMF") MAY BE PRESENT AT SOME LOCATIONS. PURCHASER ACKNOWLEDGES THAT NORM IS A NATURAL PHENOMENON ASSOCIATED WITH MANY OIL FIELDS IN THE UNITED STATES AND THROUGHOUT THE WORLD. PURCHASER SHALL MAKE ITS OWN DETERMINATION OF THIS PHENOMENON AND OTHER CONDITIONS. SELLER DISCLAIMS ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH ANY PRESENCE OF NORM OR MMMF ON OR AFFECTING THE ASSETS OR THE PROPERTY. IN ACCORDANCE WITH SECTION 9.2 AND AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT THE ASSETS OR THE PROPERTY MAY CONTAIN WASTES OR CONTAMINANTS AND ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF PIPELINES, EQUIPMENT AND OTHER ITEMS OF PERSONAL PROPERTY, TANK BOTTOMS, HEATER TREATER SLUDGE, AND WASTES OR CONTAMINANTS WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATION. IN ACCORDANCE WITH SECTION 9.2 AND AT CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATED TO DISPOSALS, SPILLS, WASTES, OR CONTAMINATION, OR OTHER ADVERSE PHYSICAL CONDITIONS ON, BELOW, OR RELATED TO OR AFFECTING THE ASSETS AS WELL AS THE PROPERTY SHALL BE ASSUMED BY PURCHASER AND PURCHASER SHALL NOT WITHSTANDING WHEN THE BASIS FOR ANY CLAIM, ACTION, SUIT, JUDGMENT (INCLUDING, WITHOUT LIMITATION, THOSE FOR DEATH, PERSONAL INJURY OR PROPERTY DAMAGE) SHALL HAVE OCCURRED, INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS THEREFROM PURSUANT TO
SECTION 9.2.

         12.3. Casualty Loss. In the event of any material damage by fire or other casualty to any of the Assets prior to the Closing ("Casualty Loss"), this Agreement shall remain in full force and effect, and as to each affected Asset, Seller shall at its election either collect (and when collected pay over to Purchaser) or assign to Purchaser any and all insurance claims related to such damage, and Purchaser shall take title to the affected Asset without reduction in the Purchase Price.

                            ARTICLE 13. MISCELLANEOUS

         13.1. Governing Law. This Agreement and all instruments executed in accordance herewith shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of the jurisdiction wherein the Assets are located shall apply. In the event of any litigation or other proceeding in connection with this Agreement, the venue for any such proceeding shall be in a court of competent jurisdiction located in Dallas County, Texas, and the prevailing Party shall be entitled to recover its reasonable attorney's fees and costs incurred therein from the other Party, in addition to any damages awarded.

         13.2. Entire Agreement. This Agreement, all agreements and instruments executed in connection herewith, the Option Agreement, and the Confidentiality Agreement dated April 15, 1998, between Purchaser and Pioneer USA (the "Confidentiality Agreement") and that Letter Agreement dated September 1, 1998 by and between the Purchaser and Pioneer USA constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. The Letter Agreement, the Option Agreement and the Confidentiality Agreement remain in full force and effect. No supplement, amendment, alteration, or modification, of this Agreement shall be binding unless executed in writing by the Parties hereto.

         13.3. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         13.4. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement

         13.5 Assignability. Except as provided for in Section 14.2 hereof, Purchaser shall not assign (whether before, at or after Closing) this Agreement or any of its rights or obligations hereunder without the prior written consent of the Seller, which may be withheld or conditioned for any or no reason. Any assignment made without such consent shall be void. Seller shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns, however, in any event Purchaser shall remain responsible and liable for the performance of the obligations of Purchaser under this





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

Agreement. All future conveyances of all or a portion of the Assets shall expressly recognize and perpetuate the rights and obligations set out in this Agreement. Seller agrees that at Purchaser's written request received by Seller on or before noon March 1, 1999, Seller will substitute the name(s) of one or more of the identified Affiliates of Purchaser into the appropriate Assignments and Bill of Sale with regard to Gas Plants, and associated pipelines, gathering systems and related personal property and equipment constituting a part of the Assets identified to Seller on or before the above date and said Affiliates of Purchaser shall be jointly and severally liable and bound with Purchaser under the Agreement and Assignment and Bill of Sale for all matters, terms, obligations, indemnities and releases of, arising from or related to the Assets described in said Assignment and Bill of Sale.

         13.6. Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by registered or certified U.S. mail, addressed to the Party to be notified, postage prepaid, return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner (including by facsimile delivery) shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the Parties shall be as follows:

SELLER:

         PIONEER NATURAL RESOURCES USA, INC.
         PIONEER RESOURCES PRODUCING L.P.
         Attn:  Ray Alameddine and W.T. Howard
         1400 Williams Square West
         5205 North O'Connor Blvd.
         Irving, Texas 75039-3746
         Telephone:        972/444-9001
         Fax:              972/969-3570

PURCHASER:

         COSTILLA ENERGY, INC.
         Attn:  Clifford N. Hair, Jr.
         400 West Illinois, Suite 1000
         Midland, Texas  79701
         Telephone:        915/686-6030
         Fax:              915/686-6083



Each Party shall have the right, upon giving three (3) days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice to any other appropriate street address.



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

         13.7 WAIVER OF CONSUMER RIGHTS . TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY VOLUNTARILY WAIVES IT'S RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES ACT, SECTION 17.41 ET SEQ., TEX. BUS. & COM. CODE., A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT IT (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE; (ii) HAS CONSULTED WITH AN ATTORNEY OF PURCHASER'S OWN CHOOSING; (iii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL, BUSINESS AND OIL AND GAS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY; (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; AND (v) THAT THIS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE CONSIDERATION THEREOF.


         13.8. Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own legal counsel and accountants).

         13.9. Severability. The provisions of this Agreement are severable at Seller's option. If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then Seller may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.

         13.10. Damages. The Parties waive any rights to special, indirect, punitive, exemplary, or consequential damages resulting from a breach of this Agreement.

         13.11. No Third Party Beneficiary. This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

         13.12. Survival. The representations and warranties of the Parties under this Agreement shall not survive, but shall terminate upon and be extinguished by, Closing; provided, however, that all representations, warranties, disclaimers, releases, waivers, covenants, agreements and indemnities contained within Sections 1.2, 2.3, 3.3, 3.4, and 5.1 through 5.10, and Articles 9, 11, 12, 13 and 14 of this Agreement shall survive the Closing, further provided, that, notwithstanding anything herein to the contrary, Purchaser expressly agrees and acknowledges that it shall have no remedy or recourse against Seller or its Affiliates or any of their respective Representatives with respect to the condition of the Assets.

         13.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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

         13.14. Not to be Construed Against Drafter. Purchaser and Seller acknowledge that they have read this Agreement, have had the opportunity to review it with an attorney of their respective choice, and have agreed to all its terms. Under these circumstances, Purchaser and Seller agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement and that in the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits hereto and whether or not placed of record, such ambiguity shall not be construed for or against any Party hereto on the basis that such Party did or did not author the same.

Waiver of Jury Trial. SELLER AND PURCHASER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT THE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         13.16 Publicity. Seller and Purchaser shall consult with each other with regard to all publicity and other releases and disclosures to be made prior to, at or after Closing concerning this Agreement and the transactions contemplated hereby, which are not otherwise expressly permitted by the Confidentiality Agreement, and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither Party shall make any disclosure or issue any publicity or other release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.


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


         13.17. Accounting.

         A. Seller shall deliver to Purchaser on or before the fourth business day prior to Closing the Preliminary Settlement Statement setting forth any adjustments to the Purchase Price provided for in or required by this Agreement including, without limitation, items such as the Purchase Price, Deposit, expenses, prepaid items, revenue received, Property Taxes, excise and energy taxes, copying and recording fees, to the extent such information is available or estimated by Seller on or before Closing. The Preliminary Settlement Statement shall be prepared in accordance with this Agreement and with standard industry and accounting practices. In connection with the preparation of the Preliminary Settlement Statement, the Purchase Price shall be (1) increased by (a) the costs and expenses that are attributable to the Assets for the period from the Effective Time to the Closing Date that are paid, incurred or assessed by Seller (including, but not limited to, Seller's internal cost for administrative overhead for each well operated by Seller at the rate of $435.00 per well per month for wells not otherwise subject to an applicable COPAS overhead rate under an operating agreement and an amount equal to the applicable COPAS overhead rate less any non-operator billed overhead amounts that have actually been received by Seller for wells subject to an applicable COPAS under an operating agreement), and (b) other amounts due Seller and contemplated hereby, and (2) reduced by (a) proceeds received by Seller for hydrocarbons attributable to the Subject Properties produced after the Effective Time, and (b) other amounts due Purchaser and contemplated hereby.

         B. Within 150 days after the Closing, Seller shall prepare, in accordance with this Agreement and with standard industry and accounting practices, and deliver to Purchaser, a final accounting statement showing the proration and calculation of credits and payment obligations of Purchaser and Seller hereunder. As soon as reasonably practicable after receipt thereof, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to be made to such statement. The Parties shall use their best efforts to reach agreement (the "Final Accounting") on the final accounting statement on or before the 150th day after the Closing Date (such date the "Final Accounting Date", whether or not Seller and Purchaser have agreed on the Final Accounting). Once the Final Accounting has been agreed to by Purchaser and Seller, there shall be no further adjustments to the Purchase Price and Seller shall within thirty (30) days send a check to Purchaser for the agreed amount owed by Seller or invoice Purchaser for the amount owed by Purchaser and Purchaser shall pay Seller the invoice amount within thirty
                  (30) days of the date of said invoice.

         13.18. Operatorship. Seller does not represent to Purchaser that Purchaser will automatically succeed to the operatorship of any given Subject Property as to which Seller is currently the operator. Purchaser recognizes and agrees that Purchaser will be required to comply with applicable operating agreements, unit operating agreements or other similar contracts relating to any elections or other selection procedures in order to succeed Seller as operator.





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

         13.19. Seller's Employees. Purchaser will interview and evaluate in accordance with its normal employment procedures those Persons employed as field personnel in the capacity of pumper, foreman, operator, technician, mechanic, superintendent, repairman, utility man, or other similar field classifications by Seller in connection with the Subject Properties and identified by letter of even date herewith from Seller to Purchaser who desire to be considered for employment by Purchaser, and will offer in writing employment to those Persons for whom Purchaser in its sole discretion determines a need. If Purchaser fails to offer such employment to all of such Persons, Purchaser shall not, as a result of such failure, otherwise be in default under this Agreement, but shall be required to reimburse Seller for severance benefits paid by Seller to each such Person not offered employment by Purchaser; provided, that such reimbursement shall not exceed that amount determined by multiplying each such employee's normal weekly wage by twelve (12). Persons offered employment with Purchaser will be offered employment at their current work location with compensation and benefits comparable to those provided to Purchaser's current employees performing similar tasks, or, if none, with compensation and benefits comparable to those provided by Seller Such offers shall be made prior to Closing, but shall be contingent upon the occurrence of Closing and such employment shall not commence until Closing. If any such Person employed by Purchaser is terminated by Purchaser within six (6) months of Closing, Purchaser shall pay such Person a severance benefit equal to the amount determined by multiplying each such employee's normal weekly wage by ten (10). Purchaser shall have no obligation under this Section 13.19 with respect to Persons offered employment by Purchaser pursuant to this Section 13.19 who decline such employment, except that the foregoing provisions shall apply to the extent that such Person accepts employment with Purchaser or any of its Affiliates within twelve (12) months of Closing.

         13.20. Time of Performance. Time is of the essence in the performance of all covenants and obligations under this Agreement.

         13.21. No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

         13.22. Express Negligence Rule; Conspicuousness. BUYER ACKNOWLEDGES THAT THE PROVISIONS IN THIS AGREEMENT THAT ARE SET OUT IN ITALICS, IN BOLD, UNDERLINE OR CAPITALS (OR ANY COMBINATION THEREOF) SATISFY THE REQUIREMENTS FOR THE EXPRESS NEGLIGENCE RULE AND/OR ARE CONSPICUOUS.

         13.23. [intentionally omitted]

         13.24. Filing and Recording. Purchaser will file or record the various originals of the Assignment and Bill of Sale and other conveyancing documents promptly after Closing at Purchaser's sole cost. The recording Party will provide either the original or photocopies of the recorded documents, including the recording data, to the non-recording Party promptly. If




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

Purchaser fails to promptly record such documents then Seller may record such documents. Purchaser will reimburse Seller for the costs of filing, recording, and other reasonable fees actually incurred by Seller if Seller records or files said documents, such costs or fees to be used in the Final Accounting Settlement.

         13.25. Removal of Signs. Seller may either remove its name and signs from the Seller operated Assets and Property or require Purchaser to do so for those Assets that it will operate. If Seller's name or signs remain on the Property or Assets after Seller ceases to be operator and Purchaser has become operator, Purchaser must (a) remove any remaining signs and references to Seller promptly, but no later than the time required by applicable regulations or forty-five days after Seller ceases to be operator, whichever occurs first, (b) install signs complying with applicable governmental regulations, including signs showing Purchaser as operator of the Assets its operates, and (c) notify Seller of the removal and installation. Seller reserves the right of access to the Assets and Property after its ceases to be operator to remove its signs and name from all Assets, Wells, facilities, and Property, or to confirm that Purchaser has done so for the Assets operated by Purchaser. If Seller removes signs because Purchaser has not done so, Seller will charge its costs to Purchaser, and Purchaser will pay the invoice within fifteen days of receipt.

         13.26. Retention of Originals and Copies. If originals or the last-remaining copies of any data or records have been provided to Purchaser, Seller may have access to them at reasonable times and upon reasonable notice during regular business hours for as long as any Asset is in effect after the Effective Time (or for twenty-one years in the case of a mineral fee or other non-leasehold interest or a longer period if required by law or governmental regulation). Seller may, during this period and at its expense, make copies of the data and records pursuant to a reasonable request.

13.27. Exhibits. Except for Exhibits, B-1, B-2, F-1, F-2 and Schedules 2.5, 4.9 and 9.11 attached to this Agreement, all references herein to specified exhibits and schedules shall be deemed references to the Exhibits and Schedules attached to the Prior Agreement, which Exhibits and Schedules are incorporated herein by reference.

                             ARTICLE 14. THE SHARES

         14.1 Registration Obligation. Purchaser shall, as promptly as practicable after the date of this Agreement, prepare and file with the Securities and Exchange Commission, or any successor body thereto (the "Commission"), at Purchaser's expense, a registration statement on Form S-3 (the "Registration Statement") pursuant to Rule 415 under the Securities Act of 1933, as amended, and all rules and regulations under such Act (the "Securities Act") covering the resale by Pioneer USA of the Shares. Purchaser shall use its best efforts to (a) have the Registration Statement declared effective under the Securities Act as soon as reasonably practicable, but in any event on or prior to the Pre-Closing Date, and (b) keep the Registration Statement continuously effective under the Securities Act until the date which is 24 months from the effective date of the Registration Statement. If the Registration Statement is not declared effective on or prior to the Pre-Closing Date, then the Purchase Price shall be increased by Four Million Dollars ($4,000,000).





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

         The rights of Seller to dispose of the Shares by use of the prospectus contained in the Registration Statement shall be subject to the restrictions imposed by Section 14.3 below.

         14.2 Repurchase Right. At any time after execution of this Agreement but prior to May 30, 1999, Purchaser may repurchase the Shares by tendering to Pioneer USA $13,000,000 in cash (the ?Share Consideration"). Notwithstanding
Section 13.5 of this Agreement, Purchaser may assign its rights under this
Section 14.2. If the Shares are so repurchased prior to Closing, the Share Consideration shall become a part of the Option Consideration.

         14.3 Holding Period. If Closing occurs, Seller agrees not to sell, assign or otherwise dispose of the Shares prior to May 30, 1999. If Closing does not occur, the provisions of this Section 14.3 shall not apply.

                                   ARTICLE 15

         15.1 The Sonat Interest. At any time prior to seven (7) days prior to the date of the Pre-Closing, Purchaser may elect to reacquire the Sonat Interest, as that term is defined in the Option Agreement, by providing to Seller notice in writing of such election. If Purchaser elects to reacquire the Sonat Interest, the Purchase Price shall be increased by $3,000,000.00, and the Sonat Interest shall be assigned to Purchaser at Closing. If the Purchaser elects not to reacquire the Sonat Interest, or fails to make a timely election, Purchaser shall have no further rights in, and Seller shall retain all rights in the Sonat Interest.






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                  EXECUTED as of the date first set forth above.


                                SELLER:

                                PIONEER NATURAL RESOURCES USA, INC.

                                By:       /s/ MARK L. WITHROW
                                          -----------------------------------
                                Name:     Mark L. Withrow
                                Its:      Executive Vice President

                                PIONEER RESOURCES PRODUCING L.P.
                                By:      Pioneer Resources, Inc.
                                         General Partner

                                By:       /s/ MARK L. WITHROW
                                          -----------------------------------
                                Name:     Mark L. Withrow
                                Its:      Executive Vice President

                                PURCHASER:

                                COSTILLA ENERGY, INC.


                                By:       /s/ CLIFFORD N. HAIR, JR.
                                          -----------------------------------
                                Name:     Clifford N. Hair, Jr.
                                Its:      Senior Vice President - Land







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